Exhibit 99.1

NRG Energy, Inc. Reports First Quarter Results; Reaffirms Adjusted EBITDA Guidance and Increases Free Cash Flow (FCF) Before Growth Investments Guidance

First Quarter Highlights

•                  $373 million of Adjusted EBITDA, including $103 million delivered by NRG’s retail businesses;

•                  Achieved commercial operation at our 720 MW Marsh Landing project on May 1, 2013, which when combined with the anticipated COD of El Segundo Energy Center in the third quarter, is expected to result in over $100 million in Adjusted EBITDA over the remainder of 2013;

•                  Reduced projected environmental capital expenditures by approximately $100 million over the next three years primarily as a result of compliance with MATS and the recent New Source Review settlement at Big Cajun II;

•                  Agreed to acquire the 400 MW, 160 MWt Gregory cogeneration plant in Texas for $244 million;

•                  Reached commercial operation and fully funded long-term debt financing in the first quarter for the Alpine and Borrego solar photovoltaic (PV) projects (92 MW);

•                  Grew customer count in retail by 21,000 during the quarter

2013 and 2014 Guidance

•                  Transaction synergies remain on track:

•                  Total cash flow benefits of $310 million by 2014;

•                  On track to deliver $150 million and $210 million of Adjusted EBITDA from synergies in 2013 and 2014, respectively, including $20 million from realized synergies in the first quarter of 2013

•                  Reaffirming Adjusted EBITDA guidance:

•                  $2,615-$2,815 million for 2013 (Reaffirmed);

•                  $2,760-$2,960 million for 2014 (Reaffirmed)

•                  Increasing FCF before growth investments guidance for 2013 by $100 million:

•                  $1,000-$1,200 million for 2013 (Increased);

•                  $900-$1,100 million for 2014 (Reaffirmed)

PRINCETON, NJ; May 7, 2013—NRG Energy, Inc. (NYSE: NRG) today reported first quarter 2013 Adjusted EBITDA of $373 million with Wholesale contributing $234 million, Retail contributing $103 million and Solar projects contributing $36 million.  First quarter 2013 adjusted cash flow from operations totaled $21 million while net loss was ($328) million, or ($1.02) per diluted common share compared to first quarter 2012 net loss of ($207) million, or ($0.92) per diluted common share.

“As we satisfy our financial targets for the quarter, we remain intensely focused across our company on fulfilling our strategic objectives for 2013, particularly in the area of post-GenOn asset synergies and solar monetization,” said David Crane, NRG President and Chief Executive Officer. “We look forward to sharing more details with you of our plans in these important areas by the end of the second quarter.”

Segment Results

Table 1: Adjusted EBITDA

($ in millions)	Three Months Ended
Segment	3/31/13	3/31/12(3)
Retail	103	112
Wholesale
Gulf Coast
- Texas	72	139
- South Central	(8)	26
East	166	9
West	4	15
Other	16	21
Alternative Energy(1)	24	4
Corporate	(4)	(10)
Adjusted EBITDA(2)	373	316

(1)         Alternative Energy includes the results of the Company’s Solar projects

(2)         Detailed adjustments by region are shown in Appendix A

(3)         Revised to reflect new Adjusted EBITDA methodology

Table 2: Net Income/(Loss)

($ in millions)	Three Months Ended
Segment	3/31/13	3/31/12
Retail	369	7
Wholesale
Gulf Coast
- Texas	(426)	(74)
- South Central	(7)	(30)
East	(155)	(44)
West	(7)	(14)
Other	5	8
Alternative Energy(1)	(24)	(14)
Corporate	(83)	(46)
Net Loss	(328)	(207)

(1)         Alternative Energy includes the results of the Company’s Solar projects

Retail: First quarter Adjusted EBITDA was $103 million; $9 million lower than first quarter 2012.  Gross Margin was lower by $4 million primarily due to increased supply costs not fully recovered as a result of competitive renewal and acquisition pricing, as well as weather impacts, partially offset by additional margin attributable to higher customer count.  Operating expenses increased $5 million, primarily reflecting an increase in selling and marketing expenses in line with our growth initiatives, partially offset by a decrease in general and administrative expenses.

Gulf Coast — Texas: First quarter Adjusted EBITDA was $72 million; $67 million lower than the first quarter 2012. Gross margin was lower by $67 million due to lower realized energy margins driven by a 19% decline in baseload hedge prices. Losses from commercial optimization activities were more than offset by higher volumes at the coal plants due to fewer planned outage hours and the elimination of ERCOT nodal fees.  Operating costs meanwhile were favorable driven primarily by a decrease in major maintenance at Limestone, which incurred costs in 2012 for boiler and generator stator repairs, offset by an increase in general and administrative expenses.

Gulf Coast - South Central: First quarter Adjusted EBITDA was ($8) million, $34 million lower than first quarter of 2012. Gross margin declined $25 million as average realized revenue rate increases of 3% which were offset by (i) a combination of higher natural gas prices as compared to the unprecedented lows in the first quarter of 2012, (ii) commercial optimization activities and (iii) one-time transportation costs resulting from route shipment changes due to the low water conditions on the Mississippi River, which have since abated.  Meanwhile, higher operating expenses were the result of additional outage work at Cottonwood including a major outage on Cottonwood Unit 3.

East: First quarter Adjusted EBITDA was $166 million; $157 million higher than first quarter 2012. The improvement was the result of a $371 million increase in realized gross margin due to the addition of the GenOn assets, contributions from the Dunkirk reliability support services agreement in western New York and an improvement in capacity prices in both New York and PJM. Offsetting the increase in gross margin was $185 million in higher operating costs and $29 million higher general and administrative expenses resulting primarily from the GenOn acquisition.

West: First quarter Adjusted EBITDA was $4 million; $11 million lower than the first quarter 2012. Outages at non-affiliated local generation in the first quarter of 2012 resulted in a higher dispatch at our Encina plant compared to the first quarter of 2013.  Despite the ongoing San Onofre outage, market prices were less impacted due to a combination of improved resource planning and the activation of the Sunrise transmission line.  Overall generation increased 30% quarter over quarter as the addition of the GenOn portfolio offset a 25% reduction in generation from legacy NRG assets. Finally, due to the increased generation in 2012, first quarter 2013 operating expenses increased as a result of planned maintenance work and the addition of the GenOn assets.

Alternative Energy: First quarter Adjusted EBITDA was $24 million; $20 million higher than the first quarter 2012.  Solar gross margin was $42 million, a $31 million increase from the prior year driven by the addition of new phases to the Company’s Agua Caliente solar facility, which contributed $20 million in gross margin in the first quarter of 2013.  Also, the addition of the California Valley Solar Ranch (CVSR), Alpine, Avra Valley and Borrego facilities contributed $15 million in gross margin in the first quarter of 2013.  Partially offsetting the improved margin were NRG’s continued development efforts in its new businesses.

Liquidity and Capital Resources

Table 3: Corporate Liquidity

($ in millions)	3/31/13	12/31/12
Cash and Cash Equivalents	1,707	2,087
Funds deposited by counterparties	105	271
Restricted cash	221	217
Total Cash and Funds Deposited	2,033	2,575
Revolver Availability	1,157	1,058
Total Liquidity	3,190	3,633
Less: Funds deposited as collateral by hedge counterparties	(105)	(271)
Total Current Liquidity	3,085	3,362

Total current liquidity, as of March 31, 2013, was $3,085 million, a decrease of $277 million from December 31, 2012.  Increases of $4 million in restricted cash and $99 million in revolver availability were more than offset by a $380 million decrease in cash and cash equivalents consisting of the following items:

•                 $430 million of cash outflows consisting of the following items:

•                  $200 million to repurchase NRG unsecured notes and $18 million of scheduled debt amortization;

•                  $104 million of cash paid for maintenance and environmental capital expenditures;

•                  $52 million in merger related payments;

•                  $31 million in payments of dividends to common and preferred shareholders;

•                  $20 million of share repurchases (an additional $5 million was paid during April); and

•                  $5 million in other investing and financing activities

•                  Partially offset by $50 million of cash inflows consisting of the following items:

•                  $29 million of net cash inflows from our solar and conventional growth investments as debt and cash grant proceeds exceeded NRG equity contributions; and

•                  $21 million of adjusted cash flow from operations

Growth Initiatives and Developments

NRG continued to advance its leadership position in advanced energy including:

Solar

•                  Agua Caliente — As of March 31, 2013, 253 MW of generation capacity had achieved commercial operation making Agua Caliente the largest operating solar PV project in the United States.  Overall, construction at Agua Caliente is several months ahead of schedule and is currently expected to reach full completion in early 2014 (290 MW). Power generated by Agua Caliente is being sold under a 25-year power purchase agreement (PPA) with Pacific Gas and Electric Co (PG&E).

•                  CVSR — Construction of the California Valley Solar Ranch project is ahead of schedule with 127 MW having achieved operation by March 31, 2013, with the remaining 123 MW expected to come on line by the fourth quarter of 2013.  Power from this project is being sold to PG&E under 25-year PPAs.

•                  Ivanpah — Unit 1 (124 MW) is expected to reach commercial operation in September 2013.  The remaining two units (each at 127 MW) are currently expected to be completed in the fourth quarter of 2013. Power from Units 1 and 3 will be sold to PG&E via two 25-year PPAs, and power from Unit 2 will be sold to Southern California Edison (SCE) under a 20-year PPA.

•                  Other Solar

•                  Alpine, a 66 MW project under a 20-year PPA with PG&E, reached commercial operation in the first quarter of 2013 and subsequently received funding from non-recourse project financings, net of fees, of $222 million;

•                  Borrego, a 26 MW project under a 25-year PPA with San Diego Gas and Electric, reached commercial operation in the first quarter of 2013 and subsequently received funding from non-recourse project financings, net of fees, of $77 million;

•                  In March 2013, the Company acquired High Desert, an operating 20 MW utility-scale photovoltaic solar facility located in Lancaster, California.  The project was acquired for $24 million of equity as well as the assumption of non-recourse project financing.  The solar facility provides electricity to SCE under a 20-year PPA.

Conventional

•                  Marsh Landing — On May 1, 2013, the Company declared commercial operation of its Marsh Landing project, a 720 MW natural gas-fired peaking facility adjacent to the Company’s Contra Costa generating facility near Antioch, California. The facility is contracted with PG&E under a 10-year PPA.

•                  El Segundo —The Company is continuing construction at its El Segundo Power Generating Station, a 550 MW fast start, combined-cycle plant. The plant has a 10 year PPA with SCE. The Company expects to achieve commercial operation in the third quarter of 2013.

•                  WA Parish Peaking Unit — The Company is nearing completion of a 75 MW peaking unit at Parish, and anticipates achieving commercial operation during the second quarter of 2013.

•                  Gregory — The Company entered into an agreement to acquire the Gregory cogeneration plant in Corpus Christi, Texas, for $244 million (subject to working capital adjustments), which will expand NRG’s growing cogeneration fleet as it provides NRG with additional cost-effective baseload power in ERCOT.

Outlook for 2013 and 2014

NRG is reaffirming the Adjusted EBITDA guidance announced on February 27, 2013; increasing FCF before growth investments guidance for 2013 due to the acceleration of tax refunds and reduced environmental capital expenditures; and reaffirming FCF before growth investments guidance for 2014.

Table 4: 2013 and 2014 Adjusted EBITDA and FCF before growth investment Guidance

	5/7/2013		2/27/2013
(dollars in millions)	2013	2014	2013	2014
Adjusted EBITDA	2,615 — 2,815	2,760 — 2,960	2,615 — 2,815	2,760 — 2,960
Interest payments	(935)	(990)	(910)	(990)
Income tax	50	(40)	(30)	40
Collateral/working capital/other changes	(150)	(230)	(150)	(260)
Adjusted Cash flow from operations	1,580 — 1,780	1,500 — 1,700	1,525 — 1,725	1,550 — 1,750
Maintenance capital expenditures, net	(420)-(440)	(390)-(410)	(420)-(440)	(390)-(410)
Environmental capital expenditures, net	(155)-(175)	(205)-(225)	(175)-(195)	(230)-(250)
Preferred dividends	(9)	(9)	(9)	(9)
Free cash flow — before growth investments	1,000 — 1,200	900 — 1,100	900 — 1,100	900 — 1,100

Notes - subtotals and totals are rounded

2013 Capital Allocation Program

During the first quarter of 2013, the Company substantially completed the previously announced $1 billion deleveraging plan by repurchasing $200 million of NRG unsecured notes.

On April 19, 2013, the company declared a 33% increase in quarterly dividend from $0.09 to $0.12 per share, payable May 15, 2013, to shareholders of record as of May 1, 2013.

During the first quarter of 2013, the Company purchased 972,292 shares of NRG common stock for $25 million, at an average cost of $25.88 per share, leaving $175 million remaining in the 2013 common stock repurchase program announced on our last quarterly earnings call.

The Company’s common stock dividend and share repurchases are subject to available capital, market conditions, and compliance with associated laws and regulations.

Earnings Conference Call

On May 7, 2013, NRG will host a conference call at 9:00 am eastern to discuss these results. Investors, the news media and others may access the live webcast of the conference call and accompanying presentation materials by logging on to NRG’s website at http://www.nrgenergy.com and clicking on “Investors.” The webcast will be archived on the site for those unable to listen in real time.

About NRG

NRG is at the forefront of changing how people think about and use energy. We deliver cleaner and smarter energy choices for our customers, backed by the nation’s largest independent power generation portfolio of fossil fuel, nuclear, solar and wind facilities. A Fortune 300 company, NRG is challenging the U.S. energy industry by becoming the largest developer of solar power, building the first privately funded electric vehicle charging infrastructure, and providing customers with the most advanced smart energy solutions to better manage their energy use. In addition to 47,000 megawatts of generation capacity, enough to supply nearly 40 million homes, our retail electricity providers — Reliant, Green Mountain Energy and Energy Plus — serve more than two million customers. More information is available at www.nrgenergy.com. Connect with NRG Energy on Facebook and follow us on Twitter @nrgenergy.

Safe Harbor Disclosure

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks, uncertainties and assumptions and include our Adjusted EBITDA, free cash flow guidance, expected earnings, future growth, financial performance, capital allocation, environmental capital expenditures, expected benefits from the GenOn acquisition and development projects, and typically can be identified by the use of words such as “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, general economic conditions, hazards customary in the power industry, weather conditions, successful partnering relationships, government loan guarantees, competition in wholesale and retail power markets, the volatility of energy and fuel prices, failure of customers to perform under contracts, changes in the wholesale power markets, changes in government regulation of markets and of environmental emissions, our ability to utilize tax incentives, the condition of capital markets generally, our ability to access capital markets, unanticipated outages at our generation facilities, adverse results in current and future litigation, our inability to implement value enhancing improvements to plant operations and companywide processes, the ability to successfully integrate the businesses of NRG and GenOn, the ability to realize anticipated benefits of the transaction

(including expected cost savings and other synergies) or the risk that anticipated benefits may take longer to realize than expected due to our ability to maintain retail customers, and our ability to achieve the expected benefits and timing of development projects. Furthermore, any common stock dividend or share repurchases are subject to available capital, market conditions, and compliance with associated laws and regulations.

NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The Adjusted EBITDA guidance and free cash flows are estimates as of today’s date, May 7, 2013 and are based on assumptions believed to be reasonable as of this date. NRG expressly disclaims any current intention to update such guidance. The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect NRG’s future results included in NRG’s filings with the Securities and Exchange Commission at www.sec.gov. In addition, NRG makes available free of charge at www.nrgenergy.com (in the “Investors” section), copies of materials it files with, or furnish to, the SEC.

Contacts:

Media:	Investors:

Karen Cleeve	Chad Plotkin
609.524.4608	609.524.4526

Dave Knox	Andy Davis
713.537.2130	609.524.4527

NRG ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended March 31,
(In millions, except for per share amounts)	2013	2012
Operating Revenues
Total operating revenues	$2,081	$1,862
Operating Costs and Expenses
Cost of operations	1,765	1,583
Depreciation and amortization	298	230
Selling, general and administrative	229	206
Acquisition-related transaction and integration costs	32	—
Development activity expenses	16	13
Total operating costs and expenses	2,340	2,032
Operating Loss	(259)	(170)
Other Income/(Expense)
Equity in earnings of unconsolidated affiliates	3	8
Other income, net	4	1
Loss on debt extinguishment	(28)	—
Interest expense	(196)	(165)
Total other expense	(217)	(156)
Loss Before Income Taxes	(476)	(326)
Income tax benefit	(149)	(120)
Net Loss	(327)	(206)
Less: Net income attributable to non-controlling interest	1	1
Net Loss Attributable to NRG Energy, Inc.	(328)	(207)
Dividends for preferred shares	2	2
Loss Available for Common Stockholders	$(330)	$(209)
Loss Per Share Attributable to NRG Energy, Inc. Common Stockholders
Weighted average number of common shares outstanding — basic and diluted	323	228
Net Loss per weighted average common share — basic and diluted	$(1.02)	$(0.92)
Dividends Per Common Share	$0.09	$—

NRG ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE LOSS

	Three months ended March 31,
	2013	2012
Net Loss	$(327)	$(206)
Other Comprehensive income/(loss), net of tax
Unrealized gain/(loss) on derivatives, net of income tax benefit of $9 and $5	7	(9)
Foreign currency translation adjustments, net of income tax benefit of $0 and $3	—	6
Available —for-sale securities, net of income tax benefit of $1 and $0	2	—
Defined benefit plans, net of tax benefit of $5 and $0	5	—
Other comprehensive income/(loss)	14	(3)
Comprehensive Loss	(313)	(209)
Less: Comprehensive income attributable to non-controlling interest	1	1
Comprehensive Loss Attributable to NRG Energy, Inc.	(314)	(210)
Dividends for preferred shares	2	2
Comprehensive Loss available for common stockholders	$(316)	$(212)

NRG ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In millions, except shares)	March 31, 2013	December 31, 2012
ASSETS
Current Assets
Cash and cash equivalents	$1,707	$2,087
Funds deposited by counterparties	105	271
Restricted cash	221	217
Accounts receivable — trade, less allowance for doubtful accounts of $30 and $32	982	1,061
Inventory	904	931
Derivative instruments	2,805	2,644
Cash collateral paid in support of energy risk management activities	455	229
Deferred income taxes	128	56
Prepayments and other current assets	724	460
Total current assets	8,031	7,956
Property, plant and equipment, net of accumulated depreciation of $5,680 and $5,417	20,404	20,268
Other Assets
Equity investments in affiliates	677	676
Note receivable, less current portion	86	79
Goodwill	1,954	1,956
Intangible assets, net of accumulated amortization of $1,767 and $1,706	1,176	1,200
Nuclear decommissioning trust fund	501	473
Derivative instruments	562	662
Deferred income taxes	1,435	1,267
Other non-current assets	545	597
Total other assets	6,936	6,910
Total Assets	$35,371	$35,134
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt and capital leases	$556	$147
Accounts payable	1,054	1,170
Derivative instruments	2,493	1,981
Cash collateral received in support of energy risk management activities	105	271
Accrued expenses and other current liabilities	954	1,108
Total current liabilities	5,162	4,677
Other Liabilities
Long-term debt and capital leases	15,914	15,733
Nuclear decommissioning reserve	359	354
Nuclear decommissioning trust liability	293	273
Deferred income taxes	53	55
Derivative instruments	477	500
Out-of-market commodity contracts	1,194	1,216
Other non-current liabilities	1,474	1,555
Total non-current liabilities	19,764	19,686
Total Liabilities	24,926	24,363
3.625% convertible perpetual preferred stock(at liquidation value, net of issuance costs)	249	249
Commitments and Contingencies
Stockholders’ Equity
Common Stock	4	4
Additional paid-in capital	7,602	7,587
Retained earnings	4,124	4,483
Less treasury stock, at cost — 77,416,791 and 76,505,718 shares, respectively	(1,944)	(1,920)
Accumulated other comprehensive loss	(136)	(150)
Non-controlling interest	546	518
Total Stockholders’ Equity	10,196	10,522
Total Liabilities and Stockholders’ Equity	$35,371	$35,134

NRG ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	March 31, 2013	March 31, 2012
	(In millions)
Cash Flows from Operating Activities
Net loss	$(327)	$(206)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	298	230
Provision for bad debts	9	7
Amortization of nuclear fuel	6	6
Amortization of financing costs and debt discount/premiums	(13)	8
Loss on debt extinguishment	2	—
Amortization of intangibles and out-of-market commodity contracts	31	42
Amortization of unearned equity compensation	18	—
Changes in deferred income taxes and liability for uncertain tax benefits	(212)	(129)
Changes in nuclear decommissioning trust liability	10	8
Changes in derivative instruments	317	187
Changes in collateral deposits supporting energy risk management activities	(226)	(187)
Cash used by changes in other working capital	(37)	(42)
Net Cash Used by Operating Activities	(124)	(76)
Cash Flows from Investing Activities
Acquisitions of business, net of cash acquired	(18)	—
Capital expenditures	(813)	(639)
Increase in restricted cash, net	(13)	(20)
Decrease in restricted cash to support equity requirements for U.S. DOE funded projects	12	95
Increase in notes receivable	(9)	(7)
Investments in nuclear decommissioning trust fund securities	(95)	(126)
Proceeds from sales of nuclear decommissioning trust fund securities	85	119
Proceeds from renewable energy grants	16	28
Other	(1)	7
Net Cash Used by Investing Activities	(836)	(543)
Cash Flows from Financing Activities
Payment of dividends to common and preferred stockholders	(31)	(2)
Payment for treasury stock	(20)	—
Net receipts/(payments for) settlement of acquired derivatives that include financing elements	98	(20)
Sale proceeds and other contributions from non-controlling interests in subsidiaries	20	178
Proceeds from issuance of long-term debt	736	415
Proceeds from issuance of common stock	1	—
Payment of debt issuance and hedging costs	(5)	(10)
Payments for short and long-term debt	(219)	(34)
Net Cash Provided by Financing Activities	580	527
Effect of exchange rate changes on cash and cash equivalents	—	1
Net Decrease in Cash and Cash Equivalents	(380)	(91)
Cash and Cash Equivalents at Beginning of Period	2,087	1,105
Cash and Cash Equivalents at End of Period	$1,707	$1,014

Appendix Table A-1: First Quarter 2013 Regional Adjusted EBITDA Reconciliation

The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to net income/ (loss)

(dollars in millions)	Retail	Texas	South Central	East	West	Other Conventional	Alt. Energy	Corp.	Total
Net Income/(Loss)	369	(426)	(7)	(155)	(7)	5	(23)	(83)	(327)
Plus:
Net Income Attributable to Non-Controlling Interest	—	—	—	—	—	—	(1)	—	(1)
Income Tax	—	—	—	—	—	—	—	(149)	(149)
Interest Expense, net	1	—	4	13	(1)	2	10	164	193
Depreciation, Amortization and ARO Expense	32	113	24	80	14	5	30	4	302
Loss on Debt Extinguishment	—	—	—	—	—	—	—	28	28
Amortization of Contracts	21	9	(5)	(11)	(2)	—	—	(1)	11
EBITDA	423	(304)	16	(73)	4	12	16	(37)	57
Adjustment to reflect NRG share of Adjusted EBITDA in unconsolidated affiliates	—	—	1	4	1	4	7	—	17
Merger & Transaction Costs	—	—	—	—	—	—	—	32	32
Deactivation costs	—	—	—	3	—	—	—	—	3
Asset and Investment Write-offs	—	—	—	—	—	—	—	1	1
MtM losses/(gains)	(320)	376	(25)	232	(1)	—	1	—	263

Adjusted EBITDA	103	72	(8)	166	4	16	24	(4)	373

Appendix Table A-2: First Quarter 2012 Regional Adjusted EBITDA Reconciliation

The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to net income/ (loss)

(dollars in millions)	Retail	Texas	South Central	East	West	Other Conventional	Alt. Energy	Corp.	Total
Net Income/(Loss)	7	(74)	(30)	(44)	(14)	8	(13)	(46)	(206)
Plus:
Net Income Attributable to Non-Controlling Interest	—	—	—	—	—	—	(1)	—	(1)
Income Tax	—	—	—	—	—	2	—	(122)	(120)
Interest Expense, net	1	—	5	4	(1)	3	7	146	165
Depreciation, Amortization and ARO Expense	41	115	23	32	3	4	11	3	232
Amortization of Contracts	34	8	(4)	—	—	—	—	—	38
EBITDA	83	49	(6)	(8)	(12)	17	4	(19)	108
Adjustment to reflect NRG share of Adjusted EBITDA in unconsolidated affiliates	—	—	—	5	1	4	3	—	13
Transaction fee on asset sale	—	—	—	—	—	—	—	8	8
Legal Settlement	—	—	—	—	20	—	—	—	20
Asset and Investment Write-offs	—	1	—	—	—	—	—	1	2
MtM losses/(gains)	29	89	32	12	6	—	(3)	—	165

Adjusted EBITDA	112	139	26	9	15	21	4	(10)	316

Appendix Table A-3: 2013 and 2012 First Quarter Adjusted Cash Flow from Operations Reconciliations

The following table summarizes the calculation of adjusted cash flow operating activities providing a reconciliation to net cash provided by operating activities

(dollars in millions)	Three months ended March 31, 2013	Three months ended March 31, 2012
Net Cash Provided by Operating Activities	(124)	(76)
Reclassifying of net receipts (payments) for settlement of acquired derivatives that include financing elements	98	(20)
Add: Genon Merger and integration costs	47	—
Adjusted Cash Flow from Operating Activities	21	(96)

EBITDA and Adjusted EBITDA are non-GAAP financial measures. These measurements are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. The presentation of Adjusted EBITDA should not be construed as an inference that NRG’s future results will be unaffected by unusual or non-recurring items.

EBITDA represents net income before interest (including loss on debt extinguishment), taxes, depreciation and amortization. EBITDA is presented because NRG considers it an important supplemental measure of its performance and believes debt-holders frequently use EBITDA to analyze operating performance and debt service capacity. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our operating results as reported under GAAP. Some of these limitations are:

•                  EBITDA does not reflect cash expenditures, or future requirements for capital expenditures, or contractual commitments;

•                  EBITDA does not reflect changes in, or cash requirements for, working capital needs;

•                  EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debt or cash income tax payments;

•                  Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•                  Other companies in this industry may calculate EBITDA differently than NRG does, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to use to invest in the growth of NRG’s business. NRG compensates for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA only supplementally. See the statements of cash flow included in the financial statements that are a part of this news release.

Adjusted EBITDA is presented as a further supplemental measure of operating performance. Adjusted EBITDA represents EBITDA adjusted for mark-to-market gains or losses, asset write offs and impairments; and factors which we do not consider indicative of future operating performance. The reader is encouraged to evaluate each adjustment and the reasons NRG considers it appropriate for supplemental analysis. As an analytical tool, Adjusted EBITDA is subject to all of the limitations applicable to EBITDA. In addition, in evaluating Adjusted EBITDA, the reader should be aware that in the future NRG may incur expenses similar to the adjustments in this news release.

Adjusted cash flow from operating activities is a non-GAAP measure NRG provides to show cash from operations with the reclassification of net payments of derivative contracts acquired in business combinations from financing to operating cash flow, as well as the add back of merger and integration related costs. The Company provides the reader with this alternative view of operating cash flow because the cash settlement of these derivative contracts materially impact operating revenues and cost of sales, while GAAP requires NRG to treat them as if there was a financing activity associated with the contracts as of the acquisition dates. The Company adds back merger and integration related costs as they are one time and unique in nature and do not reflect ongoing cash from operations and they are fully disclosed to investors.

Free cash flow (before growth investments) is adjusted cash flow from operations less maintenance and environmental capital expenditures, net of funding, and preferred stock dividends and is used by NRG predominantly as a forecasting tool to estimate cash available for debt reduction and other capital allocation alternatives. The reader is encouraged to evaluate each of these adjustments and the reasons NRG considers them appropriate for supplemental analysis. Because we have mandatory debt service requirements (and other non-discretionary expenditures) investors should not rely on free cash flow before growth investments as a measure of cash available for discretionary expenditures.